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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to Registration Statement (Form S-3 No. 333-86394) and related Prospectus and Prospectus Supplement of Collins & Aikman Corporation for the issuance of 20,000,000 shares of Collins & Aikman Corporation Common Stock, and to the incorporation by reference therein of our report dated August 24, 2001 (except for Note 19, as to which the date is May 3, 2002), with respect to the combined financial statements of the Trim Division of Textron Automotive Company ("TAC-Trim") included in Collins & Aikman Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 21, 2002.


                                                /s/ Ernst & Young LLP

Toledo, Ohio
June 4, 2002